Exhibit 10.3
TRANSITION AND RETIREMENT AGREEMENT
This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”), dated as of May 4, 2020 (the “Effective Date”), is entered into by and between Hanesbrands Inc. (the “Company”) and Gerald W. Evans, Jr. (“Executive”). This Agreement shall be effective upon the Effective Date.
WHEREAS, Executive currently serves as Chief Executive Officer (“CEO”) and as a member of the Board of Directors (the “Board”) of the Company;
WHEREAS, Executive has indicated that he intends to retire from the Company;
WHEREAS, the Board has determined that it is in the Company’s best interests to enter into this Agreement to ensure a smooth leadership transition in connection with Executive’s retirement; and
WHEREAS, the Company and Executive desire to enter into this Agreement so that there is an orderly succession and transition to the CEO.
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.SCHEDULED RETIREMENT DATE; TERM. Executive’s “Scheduled Retirement Date” shall be the earlier of January 2, 2021 or the termination of Executive’s employment with the Board’s approval in its sole discretion as set forth under Section 4(a) below (the “Scheduled Retirement Date”). The term of this Agreement shall commence on the Effective Date and end on the Scheduled Retirement Date, subject to earlier termination under Section 4(b) or Section 4(c) below (the “Term”). Executive shall continue to serve as CEO during the Term and shall perform such duties as are customarily associated with the position of CEO, consistent with the bylaws of the Company and as required by the Board. The employment relationship between Executive and the Company shall continue to be governed by the general employment policies and practices of the Company for the Term. Notwithstanding the foregoing, when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Executive shall resign as an officer of the Company, and offer to resign as a member of the Board of the Company and its Subsidiaries (as defined in Section 4(d) below), effective upon the end of the Term. Following the end of the Term, the Company will owe no further payments, duties or obligations to Executive other than as provided for in this Agreement and as may be earned under the Consulting Agreement (as defined in Section 6 below).
2.    COOPERATION. Executive shall cooperate in the effort to effect an orderly, smooth, and efficient transition of Executive’s duties and responsibilities to a successor as CEO, be it on an interim or permanent basis (a “Successor”), as the Board or a Successor may reasonably request at any time during the Term or thereafter until January 2, 2021, including consulting with a Successor on matters that arose while Executive served as CEO and providing information regarding the Company’s operations, practices and policies. Executive shall also personally review and certify the financial statements of the Company to be filed with the Securities and Exchange Commission with respect to filings that occur while he continues to serve as CEO, in compliance with applicable federal law and otherwise causing to be prepared financial statements, tax returns and other similar items respecting the operation of the Company.
3.    COMPENSATION. Subject to the terms and conditions of this Agreement, the Company will provide Executive with the following compensation during the Term:
(a)    Salary. Executive shall continue to receive an annualized base salary of $1,100,000 (“Base Salary”) payable in accordance with the Company’s regular payroll schedule.
(b)    Annual Bonus. Executive shall remain eligible to earn an annual incentive award for fiscal year 2020 (the “2020 Annual Bonus”) under the Hanesbrands Inc. Annual Incentive Plan for Section 16 Officers (the “Annual Incentive Plan”). The target amount of the 2020 Annual Bonus shall remain $1,650,000. If Executive remains employed until January 2, 2021, the amount of the 2020 Annual Bonus payable to Executive will be determined based on the Company’s performance under the terms and conditions of the Annual Incentive Plan, which performance will be determined in the same manner and with the same adjustments as bonuses are determined for other Company executives under the Annual Incentive Plan. If Executive’s employment terminates prior to January 2, 2021, whether Executive is eligible to receive the 2020 Annual Bonus will be determined in accordance with Section 4 below. The bonus under the Annual Incentive Plan in all events shall be payable at the same time as bonuses are paid to other Company executives under the Annual Incentive Plan.
(c)    Equity Awards.
(i)    All equity awards previously granted to Executive by the Company under the Hanesbrands Inc. Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”) that are outstanding as of the Effective Date, including both performance stock awards and restricted stock units (“Outstanding Equity Awards”), shall continue to vest during the Term, while Executive is providing services as CEO, in accordance with the terms set forth in the applicable award agreement. All Outstanding Equity Awards will remain subject to the terms and conditions of the Equity Plan and the applicable award agreements, with any performance stock awards determined in the same manner and with the same adjustments as performance stock awards are determined for other Company executives under the Equity Plan.
(ii)    The Outstanding Equity Awards granted to Executive on each of December 12, 2017 and December 11, 2018 shall continue to vest following the end of the Term consistent with the treatment to be provided on Executive’s retirement in accordance with Section 7 of the applicable award agreement. The Outstanding Equity Awards granted to Executive on each of

December 12, 2017 and December 11, 2018 will remain subject to the terms and conditions provided in those award agreements for vesting following retirement.
(iii)    If Executive remains employed until January 2, 2021, all Outstanding Equity Awards granted to Executive on January 28, 2020 shall continue to vest as scheduled on each vesting date following the end of the Term consistent with the treatment provided on Executive’s retirement in accordance with Section 7 of the applicable award agreement. The Outstanding Equity Awards that continue to vest following the end of the Term in accordance with this Section 3(c)(iii) will remain subject to the terms and conditions provided in the applicable award agreements for vesting following retirement. If Executive’s employment terminates prior to January 2, 2021, whether Outstanding Equity Awards granted to Executive on January 28, 2020 continue to vest as scheduled on each vesting date following the end of the Term will be determined in accordance with Section 4 below.
(d)    Standard Company Benefits. Executive shall continue to be entitled to all benefits for which Executive is eligible under the terms and conditions of the standard Company retirement and welfare plans and compensation practices which may be in effect from time to time and provided by the Company to its employees generally through the Term. Benefits payable under this Section 3(d) are referred to below as “Standard Company Benefits”.
(e)    Severance Plans and Agreements. By entering into this Agreement, Executive agrees that he shall not be entitled to compensation or benefits under any Company severance plan or agreement, other than compensation or benefits following an eligible termination in connection with a Change in Control pursuant to Section 3 of the Severance/Change in Control Agreement entered into by and between Hanesbrands Inc. and Executive on December 18, 2008 as amended on June 13, 2016 (the “Severance Agreement”). Executive and the Company agree that notwithstanding any events that may occur after the Effective Date, Executive will not be entitled to any compensation or benefits under the Severance Agreement unless a Change in Control (as defined in the Severance Agreement) occurs prior to the Scheduled Retirement Date, in which case Executive may be entitled to Change in Control benefits upon an eligible termination in accordance with, and subject to the terms and conditions of, Section 3 of the Severance Agreement in lieu of the benefits set forth in Section 4(a) of this Agreement.
(f)    Expenses. The Company shall reimburse Executive for expenses incurred by Executive through the Term in accordance with the applicable Company’s policies as may be in effect from time to time.
4.    TERMINATION BEFORE JANUARY 2, 2021. The Company may terminate Executive’s employment at any time with or without notice prior to January 2, 2021, and Executive may terminate his employment at any time prior to January 2, 2021 on thirty (30) days’ written notice to the Company. This Section 4 sets forth the compensation payable to Executive in the event of employment termination prior to January 2, 2021.

(a)    Approved Termination by the Board. Subject to Section 5 below, if the Board in its sole discretion approves in writing Executive’s termination of employment prior to January 2, 2021 in connection with a Successor or otherwise, then Executive will be entitled to:
(i)    continued payment of Base Salary and Standard Company Benefits through January 2, 2021 on the same schedule as if Executive had remained employed by the Company through that date to the maximum extent permitted under applicable law,
(ii)    a 2020 Annual Bonus as provided in Section 3(b) above,
(iii)    continued vesting of all Outstanding Equity Awards as provided in Section 3(c) above, and
(iv)    the Accrued Benefits (as defined below).
Notwithstanding the foregoing, no payments and benefits under this Section 4(a) shall be paid until there is a signed release agreement as described in Section 5 below that has become irrevocable (the “Release Effective Date”), with any delayed payments and benefits to be provided within five business days after the Release Effective Date.
(b)    Unapproved Resignation. If Executive resigns prior to January 2, 2021 without written Board approval, then Executive shall only be entitled to Accrued Benefits (as defined below) through the date of employment termination and eligibility for continued vesting of only the Outstanding Equity Awards described in Section 3(c)(ii). For avoidance of doubt, in the event of an unapproved resignation, Executive will not be entitled to (i) continued payments of Base Salary under Section 3(a) and Standard Company Benefits under Section 3(d) above, (ii) any 2020 Annual Bonus under Section 3(b), nor (iii) any continued vesting of Outstanding Equity Awards under Section 3(c)(iii), with the unvested portion of each such equity award being immediately forfeited as of the date of such termination.
(c)    Cause Termination. If the Company terminates Executive’s employment for Cause, then Executive shall only be entitled to the Accrued Benefits.
(d)    Definitions. The following terms shall have the meanings set forth below for purposes of this Agreement:
(i)    “Accrued Benefits” means (i) the portion of any unpaid Base Salary and vacation accrued and earned by Executive hereunder up to and including the date of employment termination, (ii) benefits under the Company’s employee benefit plans vested as of the date of employment termination as required under applicable law, payable or deliverable as provided under applicable plan terms, and (iii) any unreimbursed expenses properly incurred by Executive under Section 3(f) above prior to the date of employment termination.
(ii)    “Cause” means Executive has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation of financial impropriety; has willfully engaged in misconduct resulting in material harm to the Company; has willfully failed to substantially perform duties after written notice; or is in willful violation of Company policies resulting in material harm to the Company.
(iii)    “Subsidiaries” means any corporation or entity of which the Company owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest.
5.    RESTRICTIVE COVENANTS AND GENERAL RELEASE. The obligation of the Company to pay any and all amounts under this Agreement (other than the Accrued Benefits) after Executive’s termination of employment, whether such termination occurs on January 2, 2021 or on an earlier date (whether by reason of an approved termination by the Board or unapproved resignation), shall be contingent upon Executive (a) entering into a written agreement with the Company (substantially in the form attached hereto as Exhibit A) in which Executive agrees to a general release of any claims against the Company and its Subsidiaries within twenty-one days after employment termination (or such longer period of time as required under applicable law to have a binding release of one or more claims) that has become irrevocable and (b) complying with the non-compete, non-solicitation, confidentiality and non-disparagement provisions included in the general release. During the Term and thereafter, Executive shall reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company, and shall provide customary and reasonable certifications and representations in connection with the filing of the Company’s annual and periodic reports with the Securities and Exchange Commission, as well as the completion of the external audit reviews of the Company’s financial statements and internal controls, regarding any period in which Executive was employed by the Company consistent with applicable law and as reasonably requested by the Company’s General Counsel, including but not limited to Executive’s knowledge of any material misstatements or omissions of material fact, ineffective disclosure controls or procedures, internal control weaknesses, practices or policies inconsistent with Generally Accepted Accounting Principles, or material violations of law that have not been previously disclosed to the Company’s Audit Committee. For avoidance of doubt, all rights to receive or continue to receive the payments and benefits referred to in Section 4 (other than the Accrued Benefits) shall cease if Executive materially breaches any of the covenants referred to in this Section 5 and shall be subject to the terms of any Company compensation recovery policy (clawback) covering executive officers as in effect from time to time. The form of general release to be signed by Executive pursuant to this Section 5 shall in no way prohibit Executive from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require Executive to notify the Company (or obtain its prior approval) of any such reporting.
6.    CONSULTING AGREEMENT. Executive and the Company agree that prior to or on the Scheduled Retirement Date, Executive and the Company will enter into a consulting agreement effective as of the business day immediately following the Scheduled Retirement Date substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”).

Notwithstanding the foregoing, in no event will the Company be required to enter into the Consulting Agreement if Executive resigns prior to January 2, 2021 without written Board approval, the Company terminates Executive’s employment for Cause or there is a Change in Control (as defined in the Severance Agreement) prior to the Scheduled Retirement Date.
7.    NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class, certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business addressed to the General Counsel, and if to Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.
8.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any state’s conflict of law principles.
9.    SEVERABILITY AND CONSTRUCTION. If any provision of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.
10.    WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. Any waiver of rights under this Agreement shall be in writing. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
11.    ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its Subsidiaries, the provisions of this Agreement shall control. This Agreement may be modified or amended only by an instrument in writing signed by both parties. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.
12.    WITHHOLDING. All payments made to Executive pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.
13.    SURVIVAL. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances. For avoidance of doubt, the Company’s obligations to make payments and provide benefits under Section 4 and Executive’s obligations defined in or described under Section 5 shall survive termination of this Agreement.
14.    CONSULTATION WITH COUNSEL. Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that Executive’s execution of this Agreement is knowing and voluntary.
15.    SUCCESSORS AND ASSIGNS. This Agreement shall bind and shall inure to the benefit of the Company and any and all of its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company. Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with its terms.
16.    SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
17.    COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
18.    SECTION 409A COMPLIANCE. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Any payments under this Agreement that may be excluded from Code Section 409A, either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, Executive’s right to receive payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his “separation from service” to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon “separation from service” set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution in violation of Code Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation (the “Delayed Payment Period”). Upon the first business day following the Delayed Payment Period, all payments deferred pursuant to this Section 18 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Code Section 409A. The Company has no obligation to take any action to prevent the assessment of any excise tax under Code Section 409A on any person and neither the Company, nor its Subsidiaries, nor any of their employees or representatives shall have any liability to Executive with respect thereto. In no event whatsoever shall the Company or any of its Subsidiaries be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section.
IN WITNESS WHEREOF, the parties hereto have executed this Transition and Retirement Agreement as of the date first written above.

HANESBRANDS INC. By: /s/ Joia M. Johnson Name: Joia M. Johnson Title: Chief Administrative Officer
EXECUTIVE: /s/ Gerald W. Evans, Jr. Gerald W. Evans, Jr.

EXHIBIT A
RELEASE AGREEMENT
1.I, Gerald W. Evans, Jr., have been employed by Hanesbrands Inc., a Maryland corporation, (the “Company”) as Chief Executive Officer (“CEO”) and serve as a member of the Board of Directors (the “Board”) of the Company. The Company and I entered the Transition and Retirement Agreement dated as of May 4, 2020 (the “Transition Agreement”). I will cease to serve as an employee of the Company and CEO and as a member of the Board of the Company as of [____, 20__] (the “Separation Date”).
2.I agree to the terms, commitments, covenants, conditions and general release of claims contained in this Release Agreement (this “Agreement”), in consideration for the compensation set forth in Section [3/4(a)] [as applicable] of the Transition Agreement, including continued vesting of certain of my outstanding restricted stock units and/or performance stock units under the Hanesbrands Inc. Omnibus Incentive Plan (the “Plan”) following the Separation Date. I understand this Agreement must be returned to the Company no later than 21 calendar days after the day I received this Agreement and this Agreement may be revoked by written notice to the Company for 7 days after it is signed. The Company has advised me to consult with an attorney prior to signing this Agreement.
3.I acknowledge and agree that, other than as specifically set forth in Section [3/4(a)][as applicable] of the Transition Agreement or as may be earned under the Consulting Agreement (as defined in the Transition Agreement), following the Separation Date, I am not and will not be due any additional compensation and will not be eligible to earn or accrue additional benefits under the benefit plans of the Company after the Separation Date. My participation (if any) in any of the compensation or benefit plans of the Company as of and after the Separation Date shall be subject to and determined in accordance with the terms and conditions of such plans as they may be amended from time to time.

4.I hereby represent and warrant that, during my period of employment with the Company, I did not willfully or negligently breach my duties as an employee or officer of the Company, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not knowingly violate the Company’s business standards.

5.In consideration of the benefits provided under this Agreement and the Transition Agreement, including those benefits provided under the Plan:

a.    I agree that for a period of two years following the Separation Date I will not, without the prior written consent of the Company, either alone or in association with others, (1) solicit for employment, or assist or encourage the solicitation for employment of, any employee at or above the rank of “manager” of the Company or any of its subsidiaries or affiliates, including any employee at or above the rank of “manager” with whom I had material contact during the last two years of my employment with the Company; (2) induce or attempt to induce any customer (i) with whom I or any employee under my direct supervision had material contact during the last two years of my employment with the Company or (ii) about whom I obtained trade secrets or confidential information in the course of my employment with the Company to cease or reduce doing business with the Company or any of its subsidiaries or affiliates, or interfere with the relationship between the Company or any of its subsidiaries or affiliates, on the one hand, and any such customer, on the other hand; or (3) directly or indirectly counsel, advise, perform services for, or be employed by, or otherwise engage or participate in any Competing Business (regardless of whether I receive compensation of any kind).

b.    For purposes of this Agreement, I agree that a “Competing Business” is defined as any business (1) with total revenues in excess of $50 million within the basic innerwear (underwear, socks, panties, bras, shapewear and hosiery) or activewear apparel markets during its most recently completed fiscal year preceding the conduct prohibited by Section 5(a) above, (2) that is operating commercially within the Territory, and (3) that has commercial operations in one or more product categories within the basic innerwear or activewear apparel markets that overlap product categories comprising in excess of 10% of the Company’s total revenues during the Company’s most recently completed fiscal year. I agree that for purposes of this Agreement, the “Territory” shall mean (i) anywhere in the world in which the Company or any of its subsidiaries or affiliates engaged in commercial operations during the last two years of my employment with the Company, including (without limitation) the United States of America, Canada, Mexico, France, Australia, New Zealand, Japan, Italy, Germany, Spain, the United Kingdom, Brazil, China, and/or the Caribbean Basin and (ii) any geographic area with respect to which I had direct or indirect responsibility during the last two years of my employment. Upon my request, the Company will cooperate to provide calculations regarding the Company’s revenues within the basic innerwear or activewear apparel markets for a given fiscal year to assist me in assessing compliance with the covenants included in this Section 5. I may rely on a written communication from the Company’s Chief Executive Officer or General Counsel regarding a determination by the Company that the provisions of this Section 5 would not prohibit specified activities that I propose to undertake.

6.I, on behalf of myself, my heirs, administrators, representatives, executors, successors, and assigns, hereby irrevocably and unconditionally release, acquit, and forever discharge the Company and its predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, employees, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them (the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses of any nature whatsoever, known or unknown (“Claims”) which I have, had or claim to have against any Released Party up to and including the date I sign this Agreement. This general release of Claims shall include, without limitation, Claims relating to my employment and retirement from employment with the Company, Claims of discrimination under the common law or any federal or state statute (including, without limitation, the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims for wrongful discharge, Claims for the payment of any salary, wages, bonuses, commissions, vacation pay, severance pay or benefits, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever, to the extent permitted by law. This general release of Claims does not apply to any Claims concerning a breach of the Transition Agreement or the Consulting Agreement, claims for indemnification, claims for Accrued Benefits (as defined in the Transition Agreement) or any claims arising after the date I sign this Agreement. With respect to the Claims I am waiving herein, I acknowledge that I am waiving my right to receive money or any other relief in any action instituted by me or on my behalf by any other person, entity or government agency.
7.To the maximum extent permitted by law, I covenant not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or in court against any of the Released Parties, including, without limitation, any of the Claims released by this Agreement. Notwithstanding the foregoing, nothing herein shall prevent me or any of the Released Parties from filing a charge with an administrative agency related to the validity of this Agreement, from instituting any action required to enforce the terms of this Agreement, or from challenging whether the release outlined in Section 6 above is knowing and voluntary. However, I may not recover monetary damages resulting from any charge filed with an administrative agency related to the validity of this Agreement. In addition, nothing herein shall be construed to prevent me from enforcing any rights I may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.
8.I understand that notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents me from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit me from making reports of possible violations of federal law or regulation to any Government Agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section

806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.I agree that I will cooperate in the effort to effect an orderly, smooth, and efficient transition of my duties and responsibilities to such individual(s) as the Company may direct, and cooperate with reasonable requests made by or on behalf of the Company for information with respect to the operations, practices, and policies of the Company or my former job responsibilities and I agree that I will comply with the cooperation obligations in Sections 2 and 5 of the Transition Agreement and the terms and conditions of the Consulting Agreement. I understand that following my Separation Date I will continue to be subject to the terms of the Transition Agreement, the Consulting Agreement, my applicable grant agreement(s), including, without limitation, the cooperation, non-compete, non-solicitation, confidentiality and non-disparagement provisions. I will promptly return to the Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which I have received or prepared or helped prepare in connection with my employment and I shall not retain any copies, duplicates, reproductions or excerpts thereof; provided, however, that I may keep my Company-issued computer, iPad and cellphone (including phone number). I understand and agree that, as a condition of being able to keep my computer, iPad and cellphone, all confidential or proprietary information of the Company or its affiliates contained on my devices shall be removed by the Company, and that after the Separation Date I will not have continuing access to any Company documents or other information except as provided to me by the Company. I understand that any documents or other information needed for me to render services under the Consulting Agreement shall be provided to me by the Company and that the confidentiality provisions described in this Section shall equally apply to any such documents or other information.

10.I acknowledge by signing this Agreement that I have read and understand this document, that I have conferred with or had opportunity to confer with my attorney regarding the terms and meaning of this Agreement, that I have had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to me except as set forth in this Agreement, and that I have signed the same KNOWINGLY AND VOLUNTARILY.

11.In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

________________________________        ___________________________________
[NAME, TITLE]                    GERALD W. EVANS, JR.

DATE:____________________, 202__

Exhibit B
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) dated as of [________], [____], is entered into by and between Hanesbrands Inc. (the “Company”) and Gerald W. Evans, Jr. (“Consultant”). This Agreement shall be effective as of [________], [____] (the “Effective Date”).
WHEREAS, Consultant previously served as Chief Executive Officer (“CEO”) and as a member of the Board of Directors (the “Board”) of the Company;
WHEREAS, Consultant has retired from the Company;
WHEREAS, Consultant and the Company entered into the Transition and Retirement Agreement dated as of May 4, 2020 (the “Transition Agreement”);
WHEREAS, Consultant’s employment with the Company [will terminate][terminated] effective as of [_______] (the “Retirement Date”) pursuant to Section [1/4(a)][as applicable] of the Transition Agreement; and
WHEREAS, the parties desire to set forth their respective rights and obligations regarding Consultant’s consulting arrangement following the Retirement Date.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.CONSULTING PERIOD. Beginning on the Effective Date, the Company agrees to retain Consultant as a consultant to provide the services described in Section 2 below from the Effective Date until January 1, 2022, unless terminated earlier by the Board in accordance with Section 4 below (the “Consulting Period”), as provided in this Agreement.
2.    CONSULTING SERVICES. Consultant shall provide such consulting services to the Company as reasonably requested by the Board and a Successor (as defined in the Transition Agreement) from time to time; provided that Consultant and the Company agree that in no event will the Company require, nor will Consultant perform, a level of services during the Consulting Period that would result in Consultant failing to have a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from the Company and its Subsidiaries (as defined in the Transition Agreement) on the Retirement Date. These services may include, but are not limited to, performing any transition and integration services related to the Company’s business; cooperating with the Company regarding any litigation initiated or defended involving matters of which Consultant has particular knowledge; consulting with a Successor on matters that arose while Consultant served as CEO; and providing information regarding the Company’s operations, practices, and policies (collectively, the “Consulting Services”). Consultant agrees to be available up to a maximum of twenty percent (20%) of normal business hours during the Consulting Period to perform the Consulting Services. The Consulting Services will be performed at such times as are reasonably requested by the Company or a Successor after reasonable consultation with Consultant.
3.    CONSULTING FEE. As compensation for all of the Consulting Services, during the Consulting Period the Company shall pay Consultant twelve monthly payments of no less than $91,666.67 (for a total of no less than $1,100,000) (the “Consulting Fee”). The Consulting Fee shall be paid monthly on the 15th day of each month during the 2021 calendar year starting on January 15, 2021. Consultant shall not be entitled to participate in, and shall not participate in, any employee benefit plan providing benefits to Company employees, whether presently in force or adopted subsequent to this Agreement, with respect to his Consulting Services. During the Consulting Period, Consultant shall not be eligible to participate in the Company’s annual bonus or other cash incentive compensation plans or programs. The Company shall reimburse Consultant for expenses properly incurred by Consultant through the Consulting Period in accordance with the applicable Company’s policies as may be in effect from time to time for independent contractors. Notwithstanding anything to the contrary in this Section 3, Consultant shall retain all compensation and benefits that continue past his Retirement Date pursuant to the terms of this Agreement and the Transition Agreement.
4.    TERMINATION BEFORE JANUARY 1, 2022. The Company may terminate the Consulting Period at any time with or without notice prior to January 1, 2022.
(a)    If the Company terminates the Consulting Period prior to January 1, 2022 for any reason other than as provided in Section 4(b) below, then Consultant will be entitled to the Consulting Fee through January 1, 2022 at the same times as if Consultant had continued to provide the Consulting Services to the Company through January 1, 2022.

(b)    If the Company terminates the Consulting Period (i) for Cause (as defined in the Transition Agreement), or (ii) due to a breach of the Hanesbrands Inc. Release Agreement by and between the Company and Consultant dated ________ (the “Release Agreement”), then, in each case, the Consultant will cease to be eligible to receive any further payment of Consulting Fees.

5.    EQUITY AWARDS. Except as otherwise determined by the Board in its sole discretion, Consultant shall not be eligible to receive equity awards under the Hanesbrands Inc. Omnibus Incentive Plan (the “Equity Plan”), any successor plan or otherwise with respect to his provision of the Consulting Services. Consultant’s Outstanding Equity Awards (as defined in the Transition Agreement) shall be subject to the terms and conditions of the applicable award agreements and the Transition Agreement, including with respect to vesting and forfeiture. For purposes of all equity awards granted to Consultant under the Equity Plan, the Retirement Date will be treated as Consultant’s last day of employment with the Company. For the avoidance of doubt, nothing in this Section 5 is intended as, nor shall be construed as, an amendment to the terms of any of Consultant’s equity awards or the Transition Agreement.

6.    STATUS. Consultant acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor. Consultant hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose following his termination of employment at the Retirement Date except as provided under the Transition Agreement. The parties hereby acknowledge and agree that the compensation provided for in Section 3 shall represent fees for Consulting Services provided by Consultant as an independent contractor, and shall be paid without any deductions or withholdings for taxes. The Company may withhold from any and all amounts payable with respect to the 2020 Annual Bonus (as defined in the Transition Agreement) and any equity awards granted to Consultant under the Equity Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
7.    NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class, certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business addressed to the General Counsel, and if to Consultant, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.
8.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any state’s conflict of law principles.
9.    SEVERABILITY AND CONSTRUCTION. If any provision of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.
10.    WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. Any waiver of rights under this Agreement shall be in writing. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
11.    ENTIRE AGREEMENT. This Agreement, together with the Transition Agreement and the Release Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its Subsidiaries, the provisions of this Agreement shall control. This Agreement may be modified or amended only by an instrument in writing signed by both parties. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.
12.    SURVIVAL. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Consulting Period, termination of Consultant’s consulting relationship, or otherwise, for such period as may be appropriate under the circumstances.
13.    CONSULTATION WITH COUNSEL. Consultant acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to Consultant concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that Consultant’s execution of this Agreement is knowing and voluntary.
14.    SUCCESSORS AND ASSIGNS. This Agreement shall bind and shall inure to the benefit of the Company and any and all of its successors and assigns. This Agreement is personal to Consultant and shall not be assignable by Consultant. The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company. Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with its terms.
15.    SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
16.    COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
17.    SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Any payments under this Agreement that may be excluded from Section 409A, either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, Consultant’s right to receive payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Consultant. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person and neither the Company, nor its Subsidiaries, nor any of their employees or representatives shall have any liability to Consultant with respect thereto. In no event whatsoever shall the Company or any of its Subsidiaries be liable for any additional tax, interest or penalties that may be imposed on Consultant by Section 409A or any damages for failing to comply with Section 409A or this Section.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

HANESBRANDS INC. By: Name: Title:
CONSULTANT: Gerald W. Evans, Jr.

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